AMENDMENT
TO THE
WARRANT AGREEMENT
Between
Cornerstone Pharmaceuticals, Inc.
And

THIS AMENDMENT TO WARRANT AGREEMENT between Cornerstone Pharmaceuticals, Inc., and dated May 21, 2002 (the "Amendment") is entered into this 16th day of November, 2004, by the parties thereto.

WHEREAS, the parties hereto are party to that certain WARRANT AGREEMENT dated May 21, 2002; and

WHEREAS, the parties hereto desire to amend such WARRANT AGREEMENT.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, the parties agree as follows:

The header of the Warrant Agreement shall be amended to read:

The "Expiration date" shall be May 21, 2011 instead of May 21, 2009 ("Expiration Date") (i.e., the date that is (9) years from the date of the final closing date of the purchase and sale of the Preferred Stock pursuant to the Confidential Private Placement Memorandum, dated January 2. 2002).

This Amendment shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of law.

This Amendment may be executed in counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties are not signatory to the original or same counterpart.

Except as herein otherwise provided to the contrary, this amendment shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this Amendment as of the day and year written above.

By:____________________	By____________________
Name:	Name: Robert Shorr
	Company:
Dated:_________	Cornerstone Pharmaceuticals, Inc.
	Title: President and Chief Executive Officer